UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 19, 2015

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 19, 2015, pursuant to the Agreement and Plan of Merger, dated as of September 5, 2014 (the “Merger Agreement”), by and between BB&T Corporation, a North Carolina corporation (“BB&T” or the “Company”), and The Bank of Kentucky Financial Corporation, a Kentucky corporation (“BKYF”), BKYF was merged into BB&T, with BB&T as the surviving entity (the “Merger”). Immediately following the Merger, The Bank of Kentucky, Inc., a Kentucky bank that was wholly owned by BKYF, was merged into Branch Banking and Trust Company, a North Carolina bank wholly owned by BB&T, with Branch Banking and Trust Company as the surviving entity.

Under the terms and subject to the conditions of the Merger Agreement, holders of the BKYF’s common stock (other than shares held by BB&T, shares held in treasury by BKYF, shares of restricted stock and shares held by shareholders who properly demand appraisal rights under Kentucky law) became entitled to receive, for each share of BKYF’s common stock, 1.0126 shares of BB&T common stock and $9.40 in cash (the “Merger Consideration”).

Immediately prior to the closing of the Merger, BKYF’s stock options, restricted stock unit awards and shares of restricted stock became fully vested and were cancelled and thereafter entitled the holders thereof to receive cash consideration (based on the value of the Merger Consideration) for such options, restricted stock units and restricted stock, as specified in the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Annex A to BB&T’s proxy statement/prospectus filed on December 4, 2014 and is incorporated herein by reference.

Item 8.01.	Other Events.

On June 22, 2015, BB&T issued a press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION

Date: June 22, 2015	By:	/s/ Daryl N. Bible
	Name:	Daryl N. Bible
	Title:	Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 5, 2014 by and between BB&T Corporation and The Bank of Kentucky Financial Corporation (attached as Annex A to BB&T’s proxy statement/prospectus filed on December 4, 2014 and incorporated herein by reference)

99.1	Press Release, dated June 22, 2015